Exhibit 99.1

Press Release

Regeneron Reports Fourth Quarter and Full Year 2013 Financial and Operating Results

•	Fourth quarter 2013 EYLEA® (aflibercept) Injection global net sales were $586 million, consisting of $402 million in the U.S. and $184 million in rest of world(1)

•	Full year 2013 EYLEA global net sales were $1.881 billion, consisting of $1.409 billion in the U.S. and $472 million in rest of world(1)

•	Fourth quarter 2013 non-GAAP net income(2) was $259 million or $2.24 per diluted share. Full year 2013 non-GAAP net income(2) was $935 million or $8.17 per diluted share.

•	Estimated full year 2014 EYLEA U.S. net sales are approximately $1.7 - $1.8 billion
Tarrytown, New York (February 11, 2014) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the fourth quarter and full year 2013 and provided an update on development programs.

Financial Highlights

($ in millions, except per share data)	Three months ended December 31,			Year ended December 31,
	2013	2012	% Change	2013	2012	% Change
EYLEA U.S. net product sales	$402	$276	46%	$1,409	$838	68%
Total revenues	$610	$415	47%	$2,105	$1,378	53%
Non-GAAP net income	$259	$171	51%	$935	$530	76%
Non-GAAP net income per share - diluted	$2.24	$1.47	52%	$8.17	$4.66	75%
GAAP net income	$97	$470	(79%)	$424	$750	(43%)
GAAP net income per share - diluted	$0.86	$4.08	(79%)	$3.81	$6.75	(44%)

"We are pleased with our performance in 2013, with strong EYLEA sales growth globally and continued progress in our pipeline, as well as the launch of our new research initiative in the field of genomics through our Regeneron Genetics Center," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "Looking forward, in 2014 we expect EYLEA to continue to grow through demographic and geographic expansion, as well as potential approvals in new indications, such as diabetic macular edema. We also look forward to additional clinical data from our Phase 3 program for alirocumab for lowering LDL-cholesterol and Phase 2b data for dupilumab for atopic dermatitis (dupilumab is also being developed for asthma). In addition, we anticipate advancing clinical development of new antibodies, including our PDGFR-beta antibody and EYLEA combination product, which just commenced a Phase 1 study, and our CD20-CD3 bi-specific antibody, which is planned to enter clinical development later this year in immuno-oncology. EYLEA’s continued growth, our advancing late-stage pipeline, and new R&D initiatives provide a strong foundation for the company’s future."

Business Highlights

EYLEA® (aflibercept) Injection for Intravitreal Injection

•
In the fourth quarter of 2013, net sales of EYLEA in the United States were $402 million, compared to $276 million in the fourth quarter of 2012. For the full year 2013, net sales of EYLEA in the United States were $1.409 billion, compared to $838 million for the full year 2012.

•
Bayer HealthCare commercializes EYLEA outside the United States for the treatment of neovascular age-related macular degeneration (wet AMD) and macular edema following central retinal vein occlusion (CRVO). In the fourth quarter, net sales of EYLEA outside of the United States(1) were $184 million and $472 million for the full year 2013, compared to $19 million in both the fourth quarter and full year 2012. In the fourth quarter of 2013, Regeneron recognized $44 million from its share of net profit from EYLEA sales outside the United States, after repayment of $15 million in development expenses. For the full year 2013, Regeneron recognized $102 million from its share of net profit from EYLEA sales outside the United States, after repayment of $58 million in development expenses.

•
During the fourth quarter of 2013, the Company submitted a supplemental BLA for U.S. regulatory approval of EYLEA in diabetic macular edema (DME); the target date for an FDA decision on the supplemental BLA is August 18, 2014. An application for marketing approval in the European Union for DME was also submitted in the fourth quarter of 2013.

•	In February 2014, the Company reported positive two year results from the Phase 3 VISTA-DME trial for the treatment of DME.

•
In October 2013, the Company reported positive top-line results from the Phase 3 VIBRANT trial for the treatment of macular edema following branch retinal vein occlusion (BRVO). These results were presented during the annual meeting of the American Academy of Ophthalmology (AAO) held in November 2013 in New Orleans.

•	An application for regulatory approval of EYLEA in myopic choroidal neovascularization (mCNV) was submitted in Japan in the fourth quarter of 2013.

ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion

•
ZALTRAP is currently approved in over 30 countries, including the United States and in the European Union, for treatment, in combination with 5-fluorouracil, leucovorin, irinotecan (FOLFIRI), of patients with metastatic colorectal cancer that is resistant to or has progressed following an oxaliplatin-containing regimen. Marketing authorization applications for ZALTRAP are currently under review by additional regulatory agencies outside the United States.

•
ZALTRAP net product sales commenced in the United States in August 2012 and in Europe in the first quarter of 2013. In the fourth quarter of 2013, Sanofi's worldwide net sales of ZALTRAP were $20 million, compared to $23 million in the fourth quarter of 2012. Sanofi's worldwide net sales of ZALTRAP were $70 million for the full year of 2013, compared to $32 million for the full year of 2012.

Monoclonal Antibodies

•	Regeneron has fourteen fully human monoclonal antibodies based on the Company's VelocImmune® technology in clinical development, including seven in collaboration with Sanofi.

•
Alirocumab: Two trials of alirocumab dosed every four weeks, ODYSSEY CHOICE I and CHOICE II, were initiated during the fourth quarter of 2013 and the first quarter of 2014, respectively. All of the alirocumab trials in the ODYSSEY program with every two week dosing are fully enrolled with the exception of the 18,000 patient ODYSSEY OUTCOMES study. In October 2013, positive top-line results were reported from the Phase 3 ODYSSEY MONO trial. These were the first Phase 3 data to be reported from the PCSK9 inhibitor class of investigational drugs. Data from additional Phase 3 trials are expected to be available in mid-2014. Alirocumab, an antibody targeting PCSK9 to reduce LDL cholesterol, is being developed in collaboration with Sanofi.

•
Sarilumab: In November 2013, it was announced that in the SARIL-RA-MOBILITY Phase 3 clinical trial in adult patients with active rheumatoid arthritis who were inadequate responders to methotrexate (MTX) therapy, sarilumab treatment in combination with MTX improved disease signs and symptoms as well as physical function, and inhibited progression of joint damage. Additionally, a Phase 2 study, SARIL-NIU-SATURN, in non-infectious uveitis was initiated in the fourth quarter of 2013. Sarilumab, the first fully-human monoclonal antibody to IL-6R, is being developed in collaboration with Sanofi.

•
PDGFR-beta Antibody: In January 2014, the Company entered into a license and collaboration agreement with Bayer HealthCare governing the joint development and commercialization outside the United States of an antibody product candidate (REGN2176) to Platelet Derived Growth Factor Receptor Beta (PDGFR-beta), including in combination with EYLEA, for the treatment of ocular diseases and disorders. In February 2014, the Company initiated a Phase 1 trial of REGN2176 in combination with EYLEA for the treatment of wet AMD. Under the agreement, the Company will conduct the initial development of REGN2176 in combination with EYLEA through completion of the first proof-of-concept study, upon which Bayer HealthCare will have a right to opt-in to the collaboration for further development and commercialization. If Bayer HealthCare opts-in, they will have exclusive commercialization rights to the combination product outside the United States where they will share profits from sales equally with Regeneron. Within the United States, Regeneron has exclusive commercialization rights and will retain 100% of the profits from sales.

Human Genetics Initiative

•
In January 2014, the Company announced the launch of a new human genetics initiative via a wholly owned subsidiary, Regeneron Genetics Center LLC (RGC). RGC will perform sequencing and genotyping to generate de-identified genomic data. The objective of RGC is to expand the use of human genetics for discovering and validating genetic factors that cause or influence a range of diseases where there are major unmet medical needs. The hope is to improve all aspects of the drug discovery and development process. In January 2014, the Company also announced that RGC and Geisinger Health System, one of the largest integrated health systems in the United States serving approximately 3 million residents, entered into a research collaboration focused on studying the genetic determinants of human disease.

Fourth Quarter and Full Year 2013 Financial Results

Product Revenues: Net product sales were $406 million in the fourth quarter and $1.426 billion for the full year 2013, compared to $281 million in the fourth quarter and $858 million for the full year 2012. EYLEA net product sales in the United States were $402 million in the fourth quarter and $1.409 billion for the full year 2013, compared to $276 million in the fourth quarter and $838 million for the full year 2012. ARCALYST® net product sales were $4 million in the fourth quarter and $17 million for the full year 2013, compared to $5 million in the fourth quarter and $20 million for the full year 2012.

Total Revenues: Total revenues increased by 47% to $610 million in the fourth quarter of 2013, compared to $415 million in the fourth quarter of 2012. Total revenues include collaboration revenues of $197 million in the fourth quarter of 2013, compared to $127 million in the fourth quarter of 2012. Collaboration revenues primarily increased due to an increase in the Company's net profit from commercialization of EYLEA outside the United States. Collaboration revenues in the fourth quarter of 2013 also included $25 million of milestone payments earned from Bayer HealthCare, compared to $10 million in the fourth quarter 2012.

Total revenues increased by 53% to $2.105 billion for the full year 2013, compared to $1.378 billion for the full year 2012. Total revenues include collaboration revenues of $650 million for the full year 2013, compared to $494 million for the full year 2012. Collaboration revenues primarily increased due to an increase in the Company's net profit from commercialization of EYLEA outside the United States and higher reimbursement of the Company's development expenses under its antibody collaboration with Sanofi. Collaboration revenue for the full year 2013 included $70 million of milestone payments from Bayer HealthCare in connection with the companies' EYLEA collaboration outside the United States, comprised of $25 million in development milestones related to regulatory approvals of EYLEA and three $15 million sales milestones. Collaboration revenue for the full year 2012 included a $50 million milestone payment from Sanofi and $25 million of milestone payments from Bayer HealthCare in connection with regulatory approvals of ZALTRAP and EYLEA, respectively.

Refer to Table 4 for a summary of collaboration revenue.

Research and Development (R&D) Expenses: In 2013, GAAP R&D expenses were $268 million in the fourth quarter and $860 million for the full year, compared to $181 million in the fourth quarter and $626 million for full year 2012. The higher 2013 R&D expenses in the fourth quarter and full year were principally due to increased R&D activities, primarily related to the Company's antibody collaboration with Sanofi, higher R&D headcount, and higher non-cash share-based compensation expense. In 2013, R&D-related non-cash share-based compensation expense was $34 million for the fourth quarter and $117 million for the full year, compared to $18 million in the fourth quarter and $54 million for the full year 2012.

Selling, General, and Administrative (SG&A) Expenses: In 2013, GAAP SG&A expenses were $82 million in the fourth quarter and $329 million for the full year, compared to $58 million in the fourth quarter and $211 million for full year 2012. The increases were primarily due to higher expenses in connection with commercialization of EYLEA and higher non-cash share-based compensation expense. In 2013, SG&A-related non-cash share-based compensation expense was $21 million for the fourth quarter and $80 million for the full year, compared to $12 million in the fourth quarter and $39 million for the full year 2012.

Cost of Goods Sold (COGS): In 2013, GAAP COGS was $34 million in the fourth quarter and $118 million for the full year, compared to $30 million in the fourth quarter and $84 million for the full year 2012. The increase was due to higher U.S. EYLEA sales in 2013.

Cost of Collaboration Manufacturing: In 2013, GAAP cost of collaboration manufacturing was $14 million in the fourth quarter and $37 million for the full year, compared to $1 million in both the fourth quarter and full year of 2012. Cost of collaboration manufacturing increased primarily due to the launch of EYLEA outside the United States in the fourth quarter of 2012. Cost of collaboration manufacturing primarily consists of third-party royalties, as well as costs of producing commercial supplies of EYLEA for Bayer HealthCare and ZALTRAP for Sanofi.

Interest Expense: In 2013, GAAP interest expense was $12 million in the fourth quarter and $46 million for the full year, compared to $11 million in the fourth quarter and $45 million for the full year 2012. GAAP interest expense in 2013 and 2012 primarily includes interest associated with the Company's $400 million aggregate principal amount of 1.875% convertible senior notes, including amortization of the note discount and debt issuance costs, and interest associated with facility lease obligations.

Income Tax Expense (Benefit): In 2013, GAAP income tax expense was $101 million in the fourth quarter and $289 million for the full year, compared to a GAAP income tax benefit of $336 million in both the fourth quarter and full year 2012. The effective tax rate was 51.1% for the quarter and 40.5% for full year 2013.

In the fourth quarter of 2012, the Company recorded an income tax benefit attributable to the release of substantially all of the valuation allowance against the Company's deferred tax assets. Starting in 2013, the Company has recorded income taxes on GAAP income using an estimated effective tax rate. Non-GAAP net income excludes non-cash income tax expense and the release of the valuation allowance. The Company does not currently pay, or expect to pay in at least the next 12 months, significant cash income taxes.

Non-GAAP and GAAP Net Income: The Company reported non-GAAP net income of $259 million, or $2.62 per basic share and $2.24 per diluted share, in the fourth quarter of 2013, compared to non-GAAP net income of $171 million, or $1.79 per basic share and $1.47 per diluted share, in the fourth quarter of 2012. The Company reported non-GAAP net income of $935 million, or $9.55 per basic share and $8.17 per diluted share, for the full year 2013, compared to non-GAAP net income of $530 million, or $5.60 per basic share and $4.66 per diluted share, for the full year 2012.

The Company reported GAAP net income of $97 million, or $0.98 per basic share and $0.86 per diluted share, in the fourth quarter of 2013, compared to GAAP net income of $470 million, or $4.92 per basic share and $4.08 per diluted share, in the fourth quarter of 2012. The Company reported GAAP net income of $424 million, or $4.33 per basic share and $3.81 per diluted share, for the full year 2013, compared to GAAP net income of $750 million, or $7.92 per basic share and $6.75 per diluted share, for the full year 2012. The decrease in both fourth quarter and full year 2013 GAAP net income resulted primarily from (i) the non-cash tax benefit of $336 million recorded in the fourth quarter of 2012 primarily related to the Company's release of substantially all of the valuation allowance associated with its deferred tax assets, (ii) the Company's recognition of an income tax provision commencing in 2013, and (iii) higher operating expenses in 2013. These changes were partly offset by higher revenues, primarily driven by higher EYLEA sales within the United States by the Company and outside the United States by Bayer HealthCare(1).

Cash Position: At December 31, 2013, cash and marketable securities totaled $1.084 billion, compared to $588 million (including $8 million of restricted cash and marketable securities) at December 31, 2012.

2014 Financial Guidance

The Company's full year 2014 financial guidance consists of the following components:

EYLEA U.S. net product sales	$1.7 billion - $1.8 billion
Non-GAAP unreimbursed R&D (2)	$425 million - $475 million
Non-GAAP SG&A (2)	$330 million - $380 million
Capital expenditures	$350 million - $425 million

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer HealthCare in countries other than Japan and sales by Santen Pharmaceuticals in Japan under a co-promotion agreement with a Japanese subsidiary of Bayer HealthCare. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer HealthCare collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, and non-GAAP SG&A, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company believes that the presentation of these non-GAAP measures is useful to investors because they exclude, as applicable, (i) non-cash share-based compensation expense which fluctuates from period to period based on factors that are not within the Company's control, such as the Company's stock price on the dates share-based grants are issued, (ii) non-cash interest expense related to the Company's convertible senior notes since this is not deemed useful in evaluating the Company's operating performance, (iii) non-cash income tax expense, since the Company does not currently pay, or expect to pay in the near future, significant cash income taxes due primarily to the utilization of net operating loss and tax credit carry-forwards; therefore, non-cash income tax expense is not deemed useful in evaluating the Company's operating performance, and (iv) a non-cash tax benefit as a result of releasing substantially all of the valuation allowance associated with the Company’s deferred tax assets. Non-GAAP unreimbursed R&D represents non-GAAP R&D expenses reduced by R&D expense reimbursements from the Company's collaboration partners. Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2013 financial and operating results on Tuesday, February 11, 2014, at 8:30 AM. To access this call, dial (888) 660-6127 (U.S.) or (973) 890-8355 (International). A link to the webcast may be accessed from the 'Events and Presentations' page of Regeneron's website at www.regeneron.com. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals

Regeneron is a leading science-based biopharmaceutical company based in Tarrytown, New York that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions.  Regeneron markets medicines for eye diseases, colorectal cancer, and a rare inflammatory condition and has product candidates in development in other areas of high unmet medical need, including hypercholesterolemia, oncology, rheumatoid arthritis, asthma, and atopic dermatitis. For additional information about the company, please visit www.regeneron.com.

Forward-Looking Statement

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron, and actual events or results may differ materially from these forward-looking statements.  Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned, including without limitation Regeneron's human genetics initiative; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates and new indications for marketed products, including without limitation EYLEA® for the treatment of diabetic macular edema and macular edema following branch retinal vein occlusion, alirocumab, sarilumab, dupilumab, REGN2176, and CD20-CD3 bi-specific antibody; ongoing regulatory obligations and oversight impacting Regeneron’s research and clinical programs and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to EYLEA U.S. net product sales, non-GAAP unreimbursed R&D, non-GAAP SG&A, capital expenditures, and income tax obligations; the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi and Bayer HealthCare, to be cancelled or terminated without any further product success; and risks associated with third party intellectual property and pending or future litigation relating thereto.  A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2012 and its Form 10-Q for the quarterly period ended September 30, 2013, in each case including in the sections thereof captioned “Item 1A. Risk Factors.”  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

This press release and/or the financial results attached to this press release include amounts that are considered “non-GAAP financial measures” under SEC rules. As required, Regeneron has provided reconciliations of these measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Peter Dworkin
Investor Relations	Corporate Communications
914-847-5126	914-847-7640
manisha.narasimhan@regeneron.com	peter.dworkin@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,
	2013	2012
Assets:
Cash, restricted cash, and marketable securities	$1,083,875	$587,511
Accounts receivable - trade, net	787,071	593,207
Accounts receivable from Sanofi	104,707	99,913
Deferred tax assets	276,555	340,156
Property, plant, and equipment, net	526,983	379,940
Other assets	171,822	79,763
Total assets	$2,951,013	$2,080,490

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$262,226	$118,604
Deferred revenue	231,199	259,173
Facility lease obligations	185,197	160,810
Convertible senior notes	320,315	296,518
Stockholders' equity	1,952,076	1,245,385
Total liabilities and stockholders' equity	$2,951,013	$2,080,490

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues:
Net product sales	$406,088	$281,471	$1,425,839	$858,093
Sanofi collaboration revenue	110,950	104,779	430,111	423,814
Bayer HealthCare collaboration revenue	85,695	21,791	220,289	70,099
Technology licensing and other revenue	7,679	6,561	28,506	26,471
	610,412	414,602	2,104,745	1,378,477
Expenses:
Research and development	268,140	181,024	859,947	625,554
Selling, general, and administrative	82,085	57,739	329,415	210,755
Cost of goods sold	34,491	29,641	118,048	83,927
Cost of collaboration manufacturing	13,623	528	37,307	528
	398,339	268,932	1,344,717	920,764

Income from operations	212,073	145,670	760,028	457,713

Other income (expense):
Investment (expense) income	(2,259)	384	(231)	2,012
Interest expense	(11,661)	(11,495)	(46,437)	(45,304)
	(13,920)	(11,111)	(46,668)	(43,292)

Income before income taxes	198,153	134,559	713,360	414,421

Income tax (expense) benefit	(101,347)	335,848	(288,998)	335,848

Net income	$96,806	$470,407	$424,362	$750,269

Net income per share - basic	$0.98	$4.92	$4.33	$7.92
Net income per share - diluted	$0.86	$4.08	$3.81	$6.75

Weighted average shares outstanding - basic	98,862	95,691	97,917	94,685
Weighted average shares outstanding - diluted	112,557	117,237	111,290	115,382

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
GAAP net income	$96,806	$470,407	$424,362	$750,269
Adjustments:
R&D: Non-cash share-based compensation expense	33,779	18,498	116,520	53,833
SG&A: Non-cash share-based compensation expense	20,722	11,851	79,966	39,249
COGS: Non-cash share-based compensation expense	681	422	1,913	1,075
Interest expense: Non-cash interest related to convertible senior notes	5,841	5,591	22,980	21,623
Income taxes: Non-cash income tax expense	101,347	4,308	288,998	4,308
Income taxes: Release of valuation allowance	—	(340,156)	—	(340,156)
Non-GAAP net income	$259,176	$170,921	$934,739	$530,201

Non-GAAP net income per share - basic	$2.62	$1.79	$9.55	$5.60
Non-GAAP net income per share - diluted (a)	$2.24	$1.47	$8.17	$4.66

Shares used in calculating:
Non-GAAP net income per share - basic	98,862	95,691	97,917	94,685
Non-GAAP net income per share - diluted (b)	116,740	117,237	115,343	115,382

(a)
For diluted non-GAAP net income per share calculations, excludes $1.8 million and $1.9 million, respectively, of interest expense for the three month periods ended December 31, 2013 and 2012, and $7.2 million and $7.5 million, respectively, of interest expense for the years ended December 31, 2013 and 2012, related to the contractual coupon interest rate on the Company's 1.875% convertible senior notes, since these securities were dilutive.

(b)	Weighted average shares outstanding includes the dilutive effect, if any, of employee stock options, restricted stock awards, convertible senior notes, and warrants.

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Sanofi collaboration revenue:
Regeneron's share of losses in connection with commercialization of ZALTRAP	$(8,229)	$(6,109)	$(30,810)	$(25,634)
Substantive milestones and up-front payments	—	—	(20,000)	50,000
Reimbursement of Regeneron research and development expenses	111,831	103,435	459,128	375,947
Other	7,348	7,453	21,793	23,501
Total Sanofi collaboration revenue	110,950	104,779	430,111	423,814

Bayer HealthCare collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	44,308	—	101,494	—
Sales and substantive development milestones	25,000	10,000	70,000	25,000
Cost-sharing of Regeneron EYLEA development expenses	6,963	9,210	20,905	34,892
Other	9,424	2,581	27,890	10,207
Total Bayer HealthCare collaboration revenue	85,695	21,791	220,289	70,099

Total collaboration revenue	$196,645	$126,570	$650,400	$493,913